EXHIBIT 10.9

AMENDED AND RESTATED
INDEPENDENT SALES ORGANIZATION
SPONSORSHIP AND SERVICES AGREEMENT

This Amended and Restated Independent Sales Organization Sponsorship and Services Agreement (this “Agreement”), effective as of this 30th day of September, 2010 (the “Effective Date”) is entered into by and between EVERTEC, INC., a corporation organized under the laws of the Commonwealth of Puerto Rico (“EVERTEC”) and BANCO POPULAR DE PUERTO RICO, a bank organized under the laws of the Commonwealth of Puerto Rico (“BPPR”).

RECITALS
WHEREAS, BPPR is a member in good standing of VISA U.S.A., Inc. and VISA International, Inc. (collectively, “VISA”) and MasterCard International, Inc. (“MCI” and, together with VISA, the ATH Network and any other credit and/or debit card companies (private label or otherwise) of which BPPR is a member in good standing or is otherwise authorized to provide sponsorship of non-member agents, the “Associations”), and BPPR is qualified to provide sponsorship of non-member agents into the Associations;
WHEREAS, EVERTEC wishes to engage in the business of marketing Merchant Services (as defined herein) to Merchants (as defined herein) and potential Merchants with respect to each Association;
WHEREAS, in order to provide the Merchant Services with respect to an Association, EVERTEC must be sponsored by a member of such Association, and BPPR, as a member of the Associations, wishes to sponsor EVERTEC on the terms set forth herein;
WHEREAS, in addition to BPPR’s agreement to sponsor EVERTEC into the Associations as set forth herein, BPPR also agrees to provide access to the ATH Network through which Merchants and Government-Merchants may accept Transactions;
WHEREAS, the Associations have each adopted rules and regulations relating to the provision of Merchant Services by third-party agents to which BPPR, as a result of its membership in the Associations, and EVERTEC, as a result of BPPR’s sponsorship pursuant to this Agreement, are subject; and
WHEREAS, Popular and EVERTEC previously entered into an Independent Sales Organization Sponsorship and Services Agreement on June 30, 2010, as amended (the “Existing ISO”), and the parties desire to amend and restate the Existing ISO in order to provide for certain changes and additions to such services and revisions to the terms of the Existing ISO.
THE AGREEMENT
NOW THEREFORE, in consideration of the premises, the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONAL PROVISIONS
Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“ACH” means the Automated Clearing House payment system.

“ACH File” means the daily file created by EVERTEC and transmitted to the Federal Reserve in the prescribed ACH format by a financial institution participating in the ACH that contains (i) a list of the ACH Transactions to debit or credit Merchants and/or Government-Merchants, as applicable, for the sum of Sales Records, Credit Records and Merchant Chargebacks received by EVERTEC and (ii) Merchant Transaction Processing Fees calculated by EVERTEC.
“ACH Returns” means ACH Transactions that cannot be posted to a Merchant’s or a Government-Merchant’s bank account due to erroneous information, insufficient funds, closed accounts or other reasons and that are returned through the Federal Reserve to the originating financial institution.
“ACH Transaction” means an Electronic Record of amounts to be deposited or debited to a bank account at a financial institution participating in the ACH.
“Acquiring Member” means a licensee or member of an Association that is authorized by the Association to enter Transactions into or receive Transactions from the Association’s settlement and authorization systems.
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such Person. Notwithstanding the foregoing, (i) with respect to Apollo, the term “Affiliate” shall (x) include any investment fund with respect to which Apollo Global Management LLC or its Controlled Affiliates (including its and their respective successors) are the sole or, if not sole, primary investment managers and, subject to clause (y) below, each of their Subsidiaries and (y) not include portfolio companies of Apollo Global Management LLC or its Controlled Affiliates and, (ii) with respect to Popular (to the extent that at the time of determination it is engaged in a private equity or similar business), the term “Affiliate” shall not include portfolio companies of Popular or its Controlled Affiliates.
“Agreement” has the meaning set forth in the Preamble.
“Alleged Breaching Party” has the meaning set forth in Section 9.2(a).
“Apollo” means AP Carib Holdings, Ltd., an exempted company organized under the laws of the Cayman Islands.
“Assessments” means those fees paid by Acquiring Members, other than Interchange Fees and Association Dues, for participation in the programs offered by each Association, usually as a percentage of monthly sales volume, as the due dates and amounts of such fees may be changed from time to time by each respective Association’s Board of Directors.
“Asset Acquirer” has the meaning set forth in Section 11.1(c).
“Assignee Sub” has the meaning set forth in Section 11.1(b).
“Association” has the meaning set forth in the Recitals.
“Association Dues” means any fees and rebates imposed by any of the Associations pursuant to such Association’s regulations for use of such Association’s equipment, settlement and authorization systems, automated retrieval systems, BIN licensing, arbitration filings, fines for non-compliance with such regulations and such other charges as such Association may from time to time impose, excluding the Interchange Fees and Assessments.
“ATH Network” means the interbank network connecting the ATMs of various financial institutions in the Region, and is also the debit card network for ATH-linked ATM cards.

“ATM” means automated teller machine (ATM) or automatic banking machine (ABM) which is a computerized telecommunications device that provides the clients of a financial institution with access to financial transactions in a public space without the need for a cashier, human clerk or bank teller.
“Authorization Center” means the service desk to be established and maintained by EVERTEC to be contacted by a Merchant to obtain authorization codes and other instructions with respect to handling Cards according to the Merchant Program Procedures.
“beneficially owned”, “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 (or any successor rule then in effect) under the Exchange Act, except that in calculating the beneficial ownership of any Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event. Notwithstanding the foregoing, no Person (the “Initial Person”) shall be deemed to beneficially own any securities beneficially owned by another Person who is not an Affiliate of such Initial Person (the “Other Person”) (disregarding solely for the purposes of determining securities beneficially owned by such Other Person, (i) application of this sentence to any securities that have been Transferred (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such securities) to such Other Person in compliance with the Stockholder Agreement or other applicable Group Agreement and (ii) any Group Securities with respect to such Other Person), including without limitation, another Holder that is not an Affiliate of such Initial Person.
“BIN” means a unique bank identification number assigned and licensed by VISA, or an interbank card association number assigned and licensed by MCI, to an Acquiring Member for such Acquiring Member’s use in issuing Cards (if applicable), entering Transactions into or receiving Transactions from such Association’s settlement and authorization systems.
“BPPR” has the meaning set forth in the Preamble.
“BPPR Referral Compensation” has the meaning set forth in Section 3.2(a).
“BPPR Sponsorship Fees” means $1,000 per year.
“BSA” has the meaning set forth in Section 3.7.
“Business Day” shall mean a day that is not a U.S. nationally recognized bank holiday and on which a branch of the Federal Reserve that is used for settlement is open for business.
“Card” means a card bearing the Trademark of an Association, or any other card, including debit cards and credit cards, that may be used by a Cardholder to authorize and charge purchases to such Cardholder’s Cardholder Account as part of Transactions completed in-person upon the Cardholder’s presentment of the card and signing of a Sales Record or by mail, Internet or telephone order, in each case in accordance with the applicable Rules.
“Cardholder” means a Person who has a Cardholder Account with an Issuing Member, or a Person who has a card that can be used to obtain cash through the ATH Network.
“Cardholder Account” means an arrangement between a Person and an Issuing Member whereby such Person may use one or more Cards issued by such Issuing Member to conduct Transactions or obtain a Cash Disbursement.
“Cash Disbursement” means the use of a Card to obtain cash from a financial institution in accordance with the applicable Rules of such financial institution.

“Change of Control” means, with respect to a Person, the acquisition, by a non-Affiliate of such Person, of (i) more than fifty percent (50%) of the voting power of such Person or (ii) the legal power to designate a majority of the board of directors (or other persons performing similar functions) of such Person.
“Chosen Courts” has the meaning set forth in Section 11.5.
“Common Shares” means the common stock of EVERTEC, par value $1.00 per share (or the common stock of any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries).
“Control,” and its correlative meanings, “Controlling,” and “Controlled,” means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Control Acquirer” has the meaning set forth in Section 11.11(a).
“CPI” means the All Items Consumer Price Index All Urban Consumers, U.S. City Average (1982-84 – 100), which is published by the U.S. Department of Labor, Bureau of Labor Statistics.
“Credit Records” means all documents, or the Electronic Record of such documents, used to evidence any refund or price adjustment to be credited to a Cardholder Account from the sale of services or Products, which documents or Electronic Records shall be in the form supplied by EVERTEC and approved by BPPR.
“DDA” means a direct deposit account.
“Default Notice” has the meaning set forth in Section 9.2(a).
“Designated Merchant” has the meaning set forth in Section 2.4(a).
“Dispute” has the meaning set forth in Section 9.2(a).
“Disclosing Party” has the meaning set forth in Section 5.1.
“Drag-Along Transaction” has the meaning set forth in Section 4(d)(i) of the Stockholder Agreement.
“Dragged Asset Sale” has the meaning set forth in Section 4(d)(vii) of the Stockholder Agreement.
“Effective Date” has the meaning set forth in the Preamble.
“Electronic Record” means data that is transcribed in a form supplied by EVERTEC that is approved by BPPR and suitable for electronic processing.
“Encumbrances” means any direct or indirect encumbrances, lien, pledge, security interest, claim, charges, option, right of first refusal or offer, mortgage, deed of trust, easement, or any other restriction or third-party right, including restrictions on the right to vote equity interests.
“Event of Default” means the occurrence of any of the following:

(i)
either party fails to pay any undisputed, material amounts due to the other party under this Agreement and such failure(s) continue(s) for a period of 60 days after notice has been sent to the non-paying party;

(ii)
either party (A) files for bankruptcy, receivership, reorganization, liquidation or any similar proceedings applicable to banks or corporations, as applicable, or (B) has such a proceeding instituted against it and such proceeding is not dismissed within 60 days;

(iii)
a party fails to observe any material obligation specified in this Agreement that results in a Material Breach, and such failure is not cured within 30 days (or in the event such breach can be cured but cannot be reasonably cured within 30 days, within such longer period of time (not to exceed 90 days) as is required to cure the same, provided the breaching party diligently pursues remedial action to completion) of a notice specifying the breach; or

(iv)	either party makes an assignment of this Agreement, except as expressly provided herein.
“EVERTEC” has the meaning set forth in the Preamble.
“EVERTEC Change of Control” means, with respect to EVERTEC, any:

(i)
merger, consolidation or other business combination of EVERTEC (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of EVERTEC’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries that results in the stockholders of EVERTEC (or such Subsidiary or Subsidiaries) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions, holding, directly or indirectly, less than 50% of the voting power of EVERTEC (or such Subsidiary or Subsidiaries) or any such successor, other entity or surviving entity, as applicable, immediately following the consummation of such transaction or series of related transactions; provided that this clause (i) shall not be deemed applicable to any merger, consolidation or other business combination, if, as a result of any such merger, consolidation or other business combination, no Person or Group of Persons that had not had “control” of EVERTEC immediately prior to such transaction, as such term is defined under the Bank Holding Company Act of 1956, shall have obtained such “control”;

(ii)
Transfer (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such equity), in one or a series of related transactions, of equity representing 50% or more of the voting power of EVERTEC (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of EVERTEC’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries to a Person or Group of Persons (other than an Transfer of such equity to Apollo Global Management LLC, Popular, any Permitted Ultimate Parent, or their respective Controlled Affiliates);

(iii)
transaction in which a majority of the board of directors or equivalent governing body of EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were not members of the board of directors or equivalent governing body of EVERTEC (or such successor or other entity) immediately prior to such transaction (or are not nominated by Apollo Global Management LLC, Popular, any Permitted Ultimate Parent or their respective Controlled Affiliates) except, (X) resulting from the compliance, at the time of an initial public offering of either Holdco or EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries), with the listing requirements, listed company manual or similar rules or regulations of the securities exchange on which Holdco’s or EVERTEC’s (or such successor’s or other entity’s), as the case may be, equity securities will be listed pursuant to such initial public offering, (Y) if a majority of such board of directors is not “independent” under the rules of the applicable securities exchange on the date following such initial public offering upon which Holdco or EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries), as the case may be, first ceases to be a “controlled company” (or similar status) under the rules and regulations of such exchange, resulting from compliance with the rules and regulations of such exchange that first apply upon Holdco or EVERTEC (or such successor’s or other entity’s), as the case may be, ceasing to be a “controlled company” (or similar status), or (Z)

the loss of directors of EVERTEC pursuant to Section 2 of the Stockholder Agreement (as in effect on the date hereof or as may be amended with the approval of Popular and BPPR) that does not result in another Person or Group of Persons having the right or ability to appoint a majority of the board of directors or equivalent governing body of Holdco or EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) as a result of such transaction; provided that, for the avoidance of doubt, this clause (Z) shall only apply to the resignation and initial replacement of such directors and not to any subsequent replacement of such directors (whether in connection with another transaction or otherwise); or

(iv)
sale or other disposition in one or a series of related transactions of all or substantially all of the assets of EVERTEC and its Subsidiaries (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) to a Person who is not an Affiliate of EVERTEC at such time.

“EVERTEC Reserve Account” means a money market account maintained at BPPR and owned jointly by EVERTEC and BPPR, in which the Reserve Amount is to be maintained on deposit by EVERTEC, bearing interest at then-current market rates as offered by BPPR to the general public.
“Excess Reserve” has the meaning set forth in Section 2.8(b).
“Exchange Act” means the Securities Exchange Act of 1934.
“Existing ISO” has the meaning set forth in the Recitals.
“Federal Reserve” means the Federal Reserve Bank of New York.
“Government Entity” means any federal, state, Commonwealth of Puerto Rico, local or foreign government, governmental subdivision, administrative body or other governmental or quasi-governmental agency, tribunal, court or other entity with competent jurisdiction.
“Government-Merchant” means each of the various municipalities, government agencies, public corporations and other governmental entities in the Commonwealth of Puerto Rico, which are set forth in Exhibit A; provided, that, when a Person that is a Government-Merchant enters into a Merchant Agreement, such Person shall no longer be considered a Government-Merchant for purposes of this Agreement.
“Government-Merchant Agreements” means the agreements which are set forth in Exhibit A and are in effect as of the date hereof between BPPR and the Government-Merchants (or any successor or new agreement that may be entered solely between BPPR and Government-Merchants) for services rendered by BPPR to enable such Government-Merchants to accept and process payment of goods and services from their customers by means of Cards or other transaction media.
“Government-Merchant Fees” shall have the meaning set forth in Section 6.3(b).
“Group Agreement” means any agreement governing the acquisition, holding, voting or disposition of securities of a Person; provided that so long as Apollo or a subsequent Permitted Controlling Holder is an Affiliate of such Person, such Person is a party to such agreement.
“Group of Persons” means a group of Persons that would constitute a “group” as determined pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.
“Group Securities” means any securities beneficially owned by a Person solely as a result of the Stockholder Agreement or any other Group Agreement and, for the avoidance of doubt, which securities have not been Transferred to such Person or any of its Controlled Affiliates.

“Government Services Addendum” means the Service Addendum - Merchant and Electronic Payment Services to Government Entities, dated as of June 30, 2010, among Popular, BPPR and EVERTEC.
“Hold Account” means a non-interest-bearing deposit account maintained at BPPR for diversion of Merchant funds when there is evidence of fraudulent Transactions or serious violation of applicable Rules by such Merchant.
“Holdco” means Carib Holdings, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico.
“Holdco Common Shares” means the common stock of Holdco, par value $0.01 per share.
“Holders” means the holders of Holdco Common Shares who are parties to the Stockholder Agreement as set forth in Schedule I thereto, as the same may be amended or supplemented from time to time.
“ICA” means a unique intercard bank association number assigned and licensed by MCI to an Acquiring Member for such Acquiring Member’s use in issuing Cards (if applicable), entering Transactions into or receiving Transactions from such Association’s settlement and authorization systems.
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, and (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments.
“Independent Sales Organization” or “ISO” means any organization that (i) is not a member of VISA or MCI (or any other Association), (ii) is registered with and sponsored by a VISA or MCI (or any other Association) member and (iii) provides services to a VISA or MCI (or any other Association) member in connection with the member’s merchant or Card issuing program.
“Indirect Processor Agreement” shall have the meaning set forth in Section 3.1(c).
“Initial Person” has the meaning set forth in the definition of “beneficially owned.”
“Initial Term” shall have the meaning set forth in Section 9.1.
“Interchange Fee” means the fee that is paid daily by an Acquiring Member to an Association for entering Sales Records and Credit Records and settling Transactions into such Association’s settlement networks.
“Issuing Member” means a licensee or member of an Association that is authorized by such Association to issue Cards.
“Jurisdiction” has the meaning set forth in Section 11.1(b).
“Law” means any law, statute, ordinance, rule, regulation, code, order, injunction, judgment, decree, writ or other enforcement action enacted, issued, promulgated, enforced or entered by a Government Entity (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).
“Material Adverse Effect” means, with respect to any Person, any fact, event, change, effect, development, condition or occurrence that has a materially adverse effect on or with respect to any business, assets, liabilities, financial condition, or operations of such Person.
“Material Breach” means a breach, or series of breaches, of a party’s obligations (other than a failure to make a payment pursuant to this Agreement) that if left uncured for 90 days following receipt of notice from the other party (the “Non-breaching Party”) specifying the breach would result in a Material Adverse Effect on the Non-breaching Party and its Subsidiaries (taken as a whole).
“MCI” has the meaning set forth in the Recitals.
“Merchant” means any Person, other than BPPR and EVERTEC, who is or becomes a party to a Merchant Agreement; provided, however, that the term shall not include a Government-Merchant which is a party to a Government-Merchant Agreement.
“Merchant Acquiring Business” means the business engaged in by BPPR, directly through its Merchant Business division and indirectly through EVERTEC, in each case prior to the Effective Date, enabling Merchants and Government-Merchants to accept and process payment of goods and services from their customers by means of Cards or other transaction media, including the signing up and underwriting of Merchants and Government-Merchants for accepting such means of payment, providing POS card-based transaction processing services and electronic payment and settlement services (including PIN and signature debit transaction authorization, settlement and exception processing, gift, private label, stored value and prepaid card processing and certain payments-related reselling services), the sale of products and services related thereto, including terminal deployment services and other value added services (including Card-acquiring debit portfolio management services related to the foregoing, and certain data processing services).
“Merchant Agreement” means (i) the written agreement among a Merchant, EVERTEC and BPPR pursuant to which EVERTEC provides Merchant Services to such Merchant and allows such Merchant to participate in the Merchant Program, and (ii) any agreement defined as a Merchant Agreement under the Merchant and TicketPop Business Transfer and Reorganization Agreement between BPPR and EVERTEC, dated as of June 30, 2010, as such agreement may be amended, restated or supplemented from time to time, (iii) any agreement that may be entered into during the Initial Term and any Renewal Term by and among BPPR, EVERTEC and the applicable Government-Merchant, and (iv) any successor agreement to an existing Government-Merchant Agreements that may be entered into by and among BPPR, EVERTEC and the applicable Government-Merchant; provided, however, that for the avoidance of doubt, as used herein, the term “Merchant Agreement” shall not include any Government-Merchant Agreement.
“Merchant Application” means an application, in a form acceptable to EVERTEC and BPPR, whereby a potential Merchant applies to participate in the Merchant Program.
“Merchant Application Approval Policy” means the written policy set forth in Exhibit B regarding acceptance of Merchants, as such policy may be amended in accordance with Section 2.4(c).
“Merchant Chargeback” means a Transaction or other item denied or returned by an Issuing Member after such Transaction was entered into the appropriate settlement network for payment in accordance with applicable Rules, or for which payment to a Merchant or a Government-Merchant has been refused or reversed in accordance with applicable Rules.
“Merchant Loss” means any loss or extraordinary expense (including reasonable legal fees related to such loss or extraordinary expense) for any reason attributable to a Merchant or a Government-Merchant, including any loss due to a Merchant Chargeback, Merchant business failure or any fraudulent or illegal, or allegedly fraudulent or illegal, practice of such Merchant or Government-Merchant, except in the event such Merchant Loss was caused by the fraud or misconduct of BPPR.
“Merchant Program” means the package of (i) services provided by EVERTEC and (ii) services provided by BPPR, in each case, pursuant to a Merchant Agreement to a Merchant (and in the case of BPPR, also to a Government-Merchant pursuant to a Government-Merchant Agreement), enabling such Merchant and Government-Merchant to make sales to Cardholders and permitting the Merchant and Government-Merchant to present Sales Records to EVERTEC (or, in the case of Government-Merchants, to BPPR) for payment and processing, including Transaction authorization and processing services and related services.

“Merchant Program Procedures” means the procedures, as required by the Rules, that are to be followed by each of EVERTEC, BPPR and each Merchant and Government-Merchant in the handling of Transactions, in a manner consistent with past practices under the Merchant Acquiring Business, which shall be documented by mutual agreement by the parties within 60 days from the Effective Date as such procedures may be amended from time to time upon the mutual consent of BPPR and EVERTEC; provided that the procedures shall conform with the Rules; provided, further, that the Rules shall govern in the event of any conflict with such procedures.
“Merchant Reserve Account” means a non-interest bearing deposit account maintained at BPPR and owned by EVERTEC for the deposit of funds received from Merchants pursuant to their respective Merchant Agreements as collateral against losses (i.e., reserves).
“Merchant Services” means services provided by each of BPPR and EVERTEC to Merchants (and, in the case of Government-Merchants, by BPPR with the assistance of EVERTEC under this Agreement) pursuant to the Merchant Program.
“Merchant Transaction Processing Fees” means the fees charged by EVERTEC to a Merchant (or, in the case of Government-Merchants, the fees charged by BPPR) for processing Sales Records and Merchant Chargebacks, participating in the Merchant Program and supplying card authorization services, monthly statements, equipment and other supplies and services as identified in or authorized under the Merchant Application, Merchant Agreement (or, in the case of Government-Merchants, under the Government-Merchant Agreement) or any other ancillary materials.
“Notice of Dispute” has the meaning set forth in Section 9.2(a).
“Non-breaching Party” has the meaning set forth in the definition of Material Breach.
“Non-Controlled Public Entity” means a Person which has equity securities listed on national stock exchange and which Person’s Affiliates do not beneficially own securities representing the majority of the voting power to elect the members of the board of directors or other governing body of such Person.
“Operating Account” means a deposit account maintained at BPPR and owned by EVERTEC for the purpose of debiting and crediting Merchant DDAs with respect to amounts due and payable to EVERTEC under the Merchant Agreements.
“Original Paper” means the Merchant’s or Government-Merchant’s copy of a Sales Record or Credit Record transcribed in writing on a paper form that has been approved by both BPPR and EVERTEC for use under this Agreement.
“Other Person” has the meaning set forth in the definition of “beneficially owned.”
“Payment Card Industry Data Security Standards” means the set of comprehensive requirements for enhancing payment account data security developed by the founding payment brands of the PCI Security Standards Council, as may be amended from time to time.
“Permitted Assignment” means a Permitted Subsidiary Assignment or a Permitted Third-Party Assignment.
“Permitted Controlling Holder” means a Person that (i) beneficially owns equity securities representing a majority of the voting power to elect the directors of EVERTEC or (ii) any successor or any other entity holding all or substantially all of the assets of EVERTEC and its Subsidiaries in a transaction or series of transactions, in each case, without contravening Section 11.1 or without BPPR validly exercising its termination right pursuant to Section 11.11 provided that such Person shall be a “Permitted Controlling Holder” only with respect to the applicable entity that issues such securities.

“Permitted Subsidiary Assignment” means an assignment by EVERTEC of any of its rights, duties or obligations under this Agreement to an Assignee Sub in compliance with the provisions of Section 11.1.
“Permitted Third-Party Assignment” means an assignment by EVERTEC of all its rights, duties and obligations under this Agreement to an Asset Acquirer in compliance with the provisions of Section 11.1.
“Permitted Ultimate Parent” means with respect to a Permitted Controlling Holder, its Ultimate Parent Entity.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a Government Entity, a trust or other entity or organization.
“PIN” means a personal identification number and the security regulations associated therewith that is assigned by or on behalf of certain Associations to Cardholders to enhance the security of Transactions.
“Popular” means Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico.
“POS” means point-of-sale.
“Products” means goods or services sold or rendered by Merchants.
“Proprietary Information” has the meaning set forth in Section 5.1.
“Referred Merchant” means a potential Merchant that was referred to EVERTEC by BPPR and who consequently executes a Merchant Agreement with EVERTEC and BPPR following the Effective Date.
“Region” shall have the meaning set forth in Section 2.13.
“Renewal Term” shall have the meaning set forth in Section 9.1.
“Representative” means, with respect to a particular Person, any director, officer, partner, member, employee, agent, subcontractor, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Reserve Amount” means $500,000.
“Reserve Deficiency” has the meaning set forth in Section 2.8(b).
“Retrieval” means the production of the original, or an acceptable facsimile of, a Sales Record, Credit Record or other supporting documentation by the Merchant or Government-Merchant at the request of BPPR or an Issuing Member.
“Retrieval Request” means a written or electronic request by an Issuing Member to BPPR and/or EVERTEC, in the manner permitted by the corresponding Association, for the Retrieval of a Sales Record or Credit Record, either in the form of microfilm, Original Paper, Electronic Record or facsimile previously delivered in Electronic Record form to EVERTEC.
“Rules” means, as applicable, the written rules and regulations, system manuals and procedures and service levels, standards and requirements issued by an Association, and any interpretations thereof by such Association, as the same may be amended from time to time.
“Sales Records” means all documents, or the Electronic Record of such documents, in such format as is approved by BPPR and EVERTEC, used to evidence the sale of Products through the use of Cards.

“Settlement Account” means a deposit account owned by BPPR to receive the net funds wired daily by the respective Associations in payment for Sales Records entered into their respective settlement networks offset by Association Dues, Assessments, Interchange Fees, Merchant Chargebacks and other amounts pursuant to the Rules.
“Solvent” with regard to any Person, means that (i) the sum of the assets of such Person, both at a fair valuation and at a present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (ii) such Person has sufficient capital with which to conduct its business; and (iii) such Person has not incurred debts beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.
“SPV Affiliate” means with respect to any Person, any Affiliate of such Person, whose direct or indirect interest in the Common Shares constitutes more than 30% (by value) of the equity securities portfolio of such Affiliate.
“Stockholder Agreement” means the Stockholder Agreement among Carib Holdings, Inc. and the holders party thereto dated September 30, 2010.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person, or (c) one or more Subsidiaries of such Person.
“Trademark” means any trademark, service mark, Internet domain name, trade dress, trade, corporate or business name, whether or not registered, and all applications and registrations for the foregoing, including all renewals and extensions of same, and all goodwill associated therewith and symbolized thereby.
“Transaction” means the consummation of a sale of services or Products or the initiation of a credit to a Cardholder by a Merchant or a Government-Merchant by means of a Sales Record.
“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy laws, pledge, hypothecation or other Encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law). Notwithstanding anything to the contrary set forth in this Agreement, (i) each of (x) a Transfer of equity interests of Popular and (y) a Change of Control of Popular shall be deemed not to constitute a Transfer of any equity interest beneficially owned by Popular; (ii) each of (x) a Transfer of equity interests of Apollo Global Management LLC or any of its Controlled Affiliates that is not an SPV Affiliate, and (y) a Change of Control of Apollo Global Management LLC or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any equity interest beneficially owned by Apollo or such Affiliate, as applicable, and (iii) each of (x) a Transfer of equity interests of any Permitted Ultimate Parent or any of its Controlled Affiliates that is not an SPV Affiliate, and (y) a Change of Control of any Permitted Ultimate Parent or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any security beneficially owned by such Permitted Ultimate Parent Entity or such Controlled Affiliate, as applicable; provided that, for the avoidance of doubt, subject to clause (i) above, any Change of Control of an SPV Affiliate shall be deemed to constitute a Transfer of the Common Shares beneficially owned by such SPV Affiliate.

“Transmittal” means the process whereby Sales Records and Credit Records are electronically transferred in the form of Electronic Records.
“Ultimate Parent Entity” means (i) with respect to Apollo, Apollo Global Management LLC and its successors, (ii) with respect to Popular, Popular and its successors and (iii) with respect to a Permitted Controlling Holder, (x) the Person which (A)(i) Controls such Permitted Controlling Holder or (ii) if no Person Controls such Permitted Controlling Holder, the beneficial owner of a majority of the voting power of such Permitted Controlling Holder and (B) is not itself Controlled by any other Person that is an Ultimate Parent Entity of such Permitted Controlling Holder or, (y) if no such Person exists, the Permitted Controlling Holder; provided that, with respect to determining an Ultimate Parent Entity (i) the Control of any entity by a natural person shall be disregarded and (ii) the Control of any Non-Controlled Public Entity by any Person shall be disregarded.
“VISA” has the meaning set forth in the Recitals.
Section 1.2 Interpretational Provisions.
(a) Exhibits and Schedules referenced in this Agreement are deemed to be incorporated herein by reference, in each case as such Exhibits and Schedules may be amended from time to time in accordance with the provisions contained herein.
(b) Wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”
(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(d) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.
(e) The terms “dollars” and “$” mean U.S. Dollars.
(f) References herein to the Preamble or the Recitals, or a specific Article, Section, Schedule or Exhibit shall refer, respectively, to the Preamble or the Recitals or to Articles, Sections, Schedules or Exhibits of this Agreement.

ARTICLE II

RESPONSIBILITIES

Section 2.1 EVERTEC Responsibilities – General.
(a) ISO Registration. EVERTEC shall register with, obtain approvals from and file such forms with each of the Associations as are required under such Association’s Rules in order to provide the Merchant Services hereunder as an ISO for BPPR as Acquiring Member.
(b) Marketing Activities. EVERTEC shall market the Merchant Program consistent with the practices of the Merchant Acquiring Business, including, by:
(i) marketing the Merchant Program to potential Merchants and encourage them to become Merchants;
(ii) assisting potential Merchants in completing all documents required by BPPR to apply to the Merchant Program in accordance with the Merchant Application Approval Policy and forwarding to BPPR, in electronic format, the Merchant Applications it receives as promptly as reasonably practicable;
(iii) producing and paying for the materials used by EVERTEC in marketing the Merchant Program, which materials will comply in all material respects with the Rules and shall be approved in advance of their use by BPPR in its reasonable discretion; and
(iv) monitoring and supervising the performance of its employees and marketing Representatives involved in the Merchant Program to ensure compliance with Merchant Program Procedures, the Merchant Application Approval Policy and all applicable Rules.
(c) Equipment and Materials.
(i) EVERTEC will sell or make arrangements for the sale to, or the finance, lease or rental by Merchants of all point-of-sale and other terminals and equipment necessary for each Merchant (and will assist BPPR in making such arrangements with Government-Merchants) to participate in the Merchant Program. EVERTEC will install and, if requested by the Merchant (or if requested by the Government-Merchant to BPPR), maintain the terminals and equipment at no expense to BPPR. Neither EVERTEC nor any Merchant (nor any Government-Merchant) will be required to purchase terminals and equipment from BPPR. EVERTEC may, at its option, provide the services set forth in this Section 2.1(c)(i) itself or through one or more subcontractors or third parties.
(ii) EVERTEC will (A) provide Merchants with training materials and will use reasonable efforts to train Merchants to operate the terminals and equipment to enable Merchants to fulfill their obligations under the Merchant Program, and (B) assist BPPR in providing such materials and trainings to Government-Merchants.
(iii) As between BPPR and EVERTEC, EVERTEC will be responsible for the distribution, delivery and expense of all supplies reasonably necessary for the Merchants and Government-Merchants to perform their duties under the Merchant Program, including Sales Records, Transmittals, deposit envelopes, printer paper and ribbons.
(d) Merchant Accounts.
(i) EVERTEC will input such data for each approved Merchant (and assist BPPR in managing the corresponding data for the Government-Merchants) in databases as is necessary for such Merchant or Government-Merchant to participate in the Merchant Program. EVERTEC will maintain the data files in a manner reasonably designed to assure that all Merchant and Government-Merchant charges are input promptly.
(ii) EVERTEC will input all necessary new account information into EVERTEC’s information system in a manner reasonably designed to render all exception reports turned on and available.
(iii) EVERTEC will monitor all Merchant DDAs daily in accordance with the Rules to attempt to minimize Merchant Losses and shall provide BPPR with summary reports thereof in a form reasonably agreed between BPPR and EVERTEC; provided, however, that the DDA’s for Government-Merchants shall be monitored by BPPR.
(e) EVERTEC will (i) respond to inquiries from Merchants concerning the Merchant Program in a manner consistent with the practices of the Merchant Acquiring Business, and (ii) direct to and coordinate with BPPR any inquiries from Government-Merchants.

(f) Merchant Services. EVERTEC, at its expense and at all times in a manner reasonably acceptable to BPPR in a manner consistent with the practices of the Merchant Acquiring Business, will provide all necessary functions for the Merchant Program through qualified industry vendors (subject to the provisions of Section 2.12) or, at its discretion, will provide and develop internally the necessary systems and capabilities, consistent with the practices of the Merchant Acquiring Business, including:
(i) maintaining electronic authorization and draft capture applications and network;
(ii) maintaining an Authorization Center for voice authorization, referrals and Merchant instructions;
(iii) maintaining Merchant accounting and clearing systems;
(iv) creating and transmitting to BPPR daily ACH Files for Merchant payments;
(v) rendering monthly Merchant statements;
(vi) processing Merchant Chargebacks and Retrieval Requests in accordance with the Rules;
(vii) providing customer service to Merchants;
(viii) assisting BPPR in performing the services listed in (i) through (vii) above for Government-Merchants; and
(ix) providing BPPR with copies of all reports with respect to EVERTEC’s obligations under this Agreement reasonably necessary for BPPR to fulfill its obligations hereunder.
(g) EVERTEC will, in a manner consistent with the practices of the Merchant Acquiring Business, promptly resolve rejected Transactions identified by EVERTEC, including rejected Transactions funded to the Merchant (“edit rejects”) and rejected Transactions not funded to the Merchant (“Transmittal rejects”). If necessary, EVERTEC will use commercially reasonable efforts to recover funds directly from the Merchants for all rejected Transactions that are not curable. BPPR will, in a manner consistent with its past practices, promptly resolve rejected Transactions of Government-Merchants, including edit rejects and Transmittal rejects. If necessary, BPPR will use commercially reasonable efforts to recover funds directly from the Government-Merchants for all rejected Transactions that are not curable.
(h) EVERTEC will, in a manner consistent with the practices of the Merchant Acquiring Business, promptly identify the reasons for each ACH credit or debit rejected, correct system data as necessary and thereafter either credit the Merchant (or remit to BPPR for credit to the Government-Merchant) for the funds through an ACH Transaction or pursue all commercially reasonable efforts to collect the funds due from the Merchant (or assist BPPR to collect the funds due from the Government-Merchant), as appropriate. EVERTEC is now, and shall remain during the Initial Term and any Renewal Term, compliant with the Rules, including the Payment Card Industry Data Security Standards.
(i) EVERTEC will be responsible for “front line” customer claim receipt services.
Section 2.2 Merchant Transaction and Fee Settlement.
(a) The Settlement Account shall be established at BPPR, and all settlement funds with respect to Merchant Transactions and Association Fees shall be processed through the Settlement Account.
(b) As between BPPR and EVERTEC, EVERTEC shall be responsible for collecting from Merchants all fees, fines and charges relating to Transactions or the Merchant’s acceptance of Cards in payment for Products;

provided, that, with respect to the Government-Merchant Agreements, BPPR shall be responsible for collecting all fees and other payments payable to BPPR under the Government-Merchant Agreements.
Section 2.3 Merchant Chargeback Responsibilities. EVERTEC will, in a manner consistent with the practices of the Merchant Acquiring Business, respond to an Issuing Member’s request for information in accordance with the Rules in the event a Merchant initiates a Chargeback, and shall assist BPPR in responding to an Issuing Member’s request for information in accordance with the Rules in the event a Government-Merchant initiates a Chargeback.
Section 2.4 Merchant Agreements.
(a) EVERTEC shall contract with potential Merchants accepted for participation in the Merchant Program using the form of Merchant Agreement as has been reasonably approved by BPPR and EVERTEC; provided that EVERTEC shall have the exclusive authority to establish fees and charges applicable to each Merchant for such participation subject to applicable Law and the Rules. EVERTEC shall be the sole owner of all economic rights and benefits of, under and relating to Merchant Agreements (and to the amounts payable to EVERTEC by BPPR, subject to and as provided in Section 6.3(b), with respect to Government-Merchant Agreements); provided, however, that EVERTEC shall not have the right to sell, assign, transfer or encumber such rights without the prior written consent of BPPR, which consent may be granted or denied at BPPR’s sole discretion, except that EVERTEC may assign its rights (including, for the avoidance of doubt, any of its economic rights and benefits of, under and relating to Merchant Agreements), duties and obligations under this Agreement in connection with the grant of a security interest for any securitization or financing transactions, and the enforcement of any rights or remedies that EVERTEC has against BPPR under this Agreement; provided further that, (i) in the event BPPR requests from EVERTEC to provide the Merchant Services at reduced fees or charges to certain Merchants designated by BPPR (the “Designated Merchants”), then BPPR shall pay EVERTEC on a monthly basis the difference between (x) EVERTEC’s standard fees and charges and (y) the reduced fees and charges mutually agreed to by the parties hereto for the Merchant Services provided to such Designated Merchants, and (ii) the Discount Sharing Agreement, which is attached hereto as Exhibit D and incorporated herein, shall remain in full force and effect with respect to the merchants identified in Exhibit D, as the same may be amended from time to time by mutual agreement of the parties hereto.
(b) EVERTEC shall follow the normal and customary underwriting and approval processes as reasonably agreed by BPPR and EVERTEC to evaluate potential Merchants for Merchant Services in accordance with the Merchant Application Approval Policy and all applicable Rules. EVERTEC will not enter into a Merchant Agreement with any potential Merchant that does not, in EVERTEC’s reasonable judgment, meet the standards set forth in the Merchant Application Approval Policy without the prior written consent of BPPR; provided that all Merchants party to a Merchant Agreement and all Government-Merchants party to a Government-Merchant Agreement shall be deemed to satisfy the Merchant Application Approval Policy.
(c) BPPR may amend the Merchant Application Approval Policy, but only in reasonable conformity with its credit underwriting policies and procedures and industry standards regarding such matters, upon 30 days written notice to EVERTEC; provided that in the event of change in applicable Rules or Law, BPPR shall only be required to provide such advance notice to the extent reasonably practicable. BPPR agrees to review periodically with EVERTEC the Merchant Application Approval Policy in order to eliminate changes that might unnecessarily result in a reduction of the economic benefits EVERTEC and BPPR reasonably should expect to achieve under this Agreement.
(d) Each party may terminate any Merchant Agreement in accordance with the terms thereof. Parties shall notify each other in any case where such party reasonably suspects fraud, security breaches or a default by any Merchant, subject to restrictions under applicable Law.
Section 2.5 Telecommunications Links. EVERTEC will be responsible for arranging for and overseeing the installation and maintenance of a direct communications link between EVERTEC and each Merchant (and, if applicable, between BPPR and a Government-Merchant,) and, as between BPPR and EVERTEC, EVERTEC will assume all costs associated therewith.

Section 2.6 Reserved.
Section 2.7 Notices; Legal Proceedings. EVERTEC will give BPPR prompt written notice whenever:
(i) EVERTEC receives notice from any Government Entity of any alleged non-compliance by EVERTEC or any of its Representatives with any Law applicable to the Merchant Program;
(ii) the Internal Revenue Service or any other taxing authority alleges any default by EVERTEC in the payment of any material taxes or threatens to make a material assessment against EVERTEC relating to the Merchant Program; or
(iii) any litigation or proceeding relating to the Merchant Program is brought against EVERTEC or BPPR or names EVERTEC or BPPR as a party.
Section 2.8 EVERTEC Reserve Account.
(a) EVERTEC Reserve Account. As of or no later than five Business Days following the Effective Date, EVERTEC shall have on deposit with BPPR a money market account in the Reserve Amount, denominated as the EVERTEC Reserve Account. The EVERTEC Reserve Account shall remain at BPPR as provided in Section 2.8(d).
(b) Reserve Amount. If at any time the amount in the EVERTEC Reserve Account is less than the Reserve Amount (such difference, the “Reserve Deficiency”), BPPR shall give notice to EVERTEC of the amount of the Reserve Deficiency and EVERTEC shall, within three Business Days of such notice, deposit an amount into the EVERTEC Reserve Account equal to the Reserve Deficiency. If at any time the amount in the EVERTEC Reserve Account is greater than the Reserve Amount (such difference, the “Excess Reserve”), BPPR shall give notice to EVERTEC of the amount of the Excess Reserve and remit an amount equal to the Excess Reserve to the Operating Account. EVERTEC agrees that, in the event that EVERTEC fails to make a deposit into the EVERTEC Reserve Account as required by this Section 2.8(b), BPPR may withdraw the required amount from the Operating Account and deposit it into the EVERTEC Reserve Account.
(c) In the event that any Association requests that EVERTEC provide collateral in order to perform its obligations under this Agreement, then EVERTEC shall negotiate directly with the Association the terms (including the amount and type of collateral) and conditions under which EVERTEC would provide the collateral.
(d) EVERTEC Reserve Account Upon Termination. The EVERTEC Reserve Account shall remain at BPPR throughout the Initial Term and Renewal Term, and for a period of not less than 180 days from the last date any Merchant in the Program submits a Merchant Transaction. No funds may be withdrawn from the EVERTEC Reserve Account except as provided in Section 2.8(b).
Section 2.9 Hold Account. EVERTEC will establish the Hold Account at BPPR. EVERTEC will monitor daily Merchant activity and if, in its sole judgment, certain Merchants or certain Transactions are likely fraudulent or otherwise not in compliance with applicable Rules, EVERTEC will immediately notify BPPR of such activity. BPPR shall change the Merchant bank account information to cause such Merchant funds to be deposited into the Hold Account. EVERTEC will thereupon promptly investigate each such suspicious incident and promptly notify BPPR of the result of each such investigation. EVERTEC will, on a monthly basis, notify BPPR of all cumulative Merchant Losses so discovered and verified and BPPR shall transfer an equivalent amount of funds from the Hold Account or any Merchant Reserve Account, at EVERTEC’s request, to the Operating Account. If in any case EVERTEC’s investigation determines that no violation of applicable Rules and no Merchant Losses have occurred, EVERTEC will promptly instruct BPPR to release to the Merchant’s DDAs any funds diverted to the Hold Account because of the alleged violation to the Merchant’s DDA. EVERTEC shall have view-only access to the Hold Account and the EVERTEC Reserve Account. EVERTEC shall not have the ability to withdraw funds from either the Hold Account or the EVERTEC Reserve Account.

Section 2.10 Merchant Reserve Account. EVERTEC may require, as a term of each Merchant Agreement, that a Merchant fund a Merchant Reserve Account. The parties agree that all right, title and interest with respect to the Merchant Reserve Account shall be owned by EVERTEC, subject to such rights relative to repayment of certain amounts held in the Merchant Reserve Account as are granted, if any, pursuant to the terms of the relevant Merchant Agreement, and subject to BPPR’s right to indemnity and under the terms of each such Merchant Agreement. For the avoidance of doubt, the parties hereby agree that EVERTEC and, if allowed pursuant to the terms of any Merchant Agreement, BPPR shall have full access to any Merchant Reserve Account, including the ability to withdraw funds therefrom.
Section 2.11 Security Interest in Accounts. In order to secure EVERTEC’s obligations under this Agreement and BPPR’s rights to indemnity and reimbursement pursuant to Section 9.4, and solely for such purposes, EVERTEC hereby grants to BPPR a contractual possessory security interest in, and hereby pledges to BPPR, all of EVERTEC’s right, title and interest, of whatever nature, whether now owned or existing or hereafter created, acquired or arising, in and to (i) the EVERTEC Reserve Account, the Hold Account and, to the extent set forth in Section 2.10, above, the Merchant Reserve Accounts, (ii) all funds in and proceeds of such accounts and (iii) all writings evidencing such accounts. EVERTEC agrees to take all actions as may be reasonably required from time to time to establish and maintain such security interests as set forth hereinabove. EVERTEC shall execute all documents necessary to grant and perfect a security interest in favor of BPPR under Puerto Rico law.
Section 2.12 Subcontractors; Third-Party Vendors.
(a) EVERTEC may subcontract with third parties for the provision of the Merchant Services to Merchants and the fulfillment of its obligations to BPPR hereunder in accordance with EVERTEC’s outsourcing policies and procedures (which shall comply with the regulatory requirements in FFIEC’s Statement on Risk Management of Outsourced Technology Services dated November 28, 2000 and all applicable Rules), with the understanding that EVERTEC shall remain responsible and liable towards the Merchants and to BPPR for the due performance of such Merchant Services and obligations by such subcontractors and that there shall be no direct relationship whatsoever between the BPPR, on the one hand, and such subcontractors, on the other hand.
(b) Any obligations under this Agreement not directly performed by EVERTEC shall be conducted by qualified industry vendors that EVERTEC reasonably believes to be competent and that meet or exceed any requirements under the Rules or as may be required under applicable Law.
Section 2.13 Merchant Referral. EVERTEC agrees to refer exclusively to BPPR all Merchants and potential Merchants, doing business in Puerto Rico, the U.S. Virgin Islands or the British Virgin Islands (the “Region”), that inquire about, request, or otherwise evidence an interest, to EVERTEC’s knowledge, in banking services and products. All such referrals shall be communicated to BPPR by EVERTEC in a reasonably agreed upon manner. BPPR may provide EVERTEC with promotional and informational materials and supplies relating to BPPR’s banking services and products, at BPPR’s expense.

ARTICLE III
BPPR RESPONSIBILITIES

Section 3.1 BPPR Responsibilities – General.
(a) BPPR shall provide all commercially reasonable assistance as is requested by EVERTEC to obtain the approvals and file the registrations required by any Association in order for EVERTEC to provide the Merchant Services hereunder as an ISO for BPPR as Acquiring Member. BPPR shall (i) take all commercially reasonable action necessary to remain an Acquiring Member of the Associations through the Initial Term and any Renewal Term and (ii) maintain the minimum liquidity, assets, capital and earnings required by each Association so as to sponsor EVERTEC in a manner consistent with the Merchant Acquiring Business and in a manner reasonably designed to support the Merchant Acquiring Business during the Initial Term and any Renewal Term, as reasonably agreed by the parties hereto.

(b) BPPR shall act as the Acquiring Member for Merchant Agreements executed by EVERTEC and BPPR.
(c) BPPR shall provide (i) all services to the Merchants and Government-Merchants hereunder in accordance with the applicable Rules and (ii) shall continue to provide its functions described in any three-party agreement among BPPR, EVERTEC and any third party (“Indirect Processor Agreement”)  consistent with the practices of the Merchant Acquiring Business, including but not limited to following the normal and customary underwriting and approval processes as reasonably agreed by BPPR and EVERTEC to evaluate potential Merchants for Merchant Services, or customers of any third party under an Indirect Processor Agreement, in accordance with the Merchant Application Approval Policy and all applicable Rules.
(d) BPPR will obtain copies for EVERTEC of any Association’s manuals and publications that are available to Acquiring Members, and BPPR will forward to EVERTEC all material information routinely provided by each Association that would be reasonably necessary or appropriate for EVERTEC’s fulfillment of its obligations under this Agreement, to the extent permitted under the Rules. EVERTEC will reimburse BPPR for all costs reasonably incurred pursuant to this Section 3.1(d), if any.
(e) BPPR will maintain fraud detection and control systems as set forth in Section 3.5 below, and shall also maintain a disaster recovery plan as may be required by any applicable Law. BPPR shall be responsible for complying with all Law applicable to it related to screening, customer identification and know your customer, including the BSA, the USA PATRIOT Act and the applicable requirements and regulations promulgated and issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the Financial Crimes Enforcement Network. BPPR shall use commercially reasonable efforts to monitor Merchants pursuant to such Law for ongoing compliance with any anti-money laundering and BSA requirements.
(f) BPPR will notify EVERTEC as soon as practicable following BPPR’s receipt of written notice from any Association regarding a change in such Association’s Assessments.
(g) BPPR will notify EVERTEC as soon as practicable following BPPR’s receipt of written notice from any Association regarding changes in the basis for calculation of Interchange Fees by such Association.
(h) BPPR is now, and shall remain during the Initial Term and any Renewal Term, compliant with the Rules, including but not limited to, the Payment Card Industry Data Security Standards.
(i) During the Initial Term and any Renewal Term, (i) BPPR shall use its reasonable best efforts to ensure that each Government-Merchant Agreement remains in full force and effect and (ii) BPPR shall not act, or fail to act, in any manner that would give a Government-Merchant under any Government-Merchant Agreement the right to terminate, modify or accelerate such Government-Merchant Agreement.
(j) Upon the expiration of each Government-Merchant Agreement, BPPR and EVERTEC shall use their respective reasonable best efforts to cause the applicable municipality, government agency, public corporation or other governmental entity to enter into a Merchant Agreement with BPPR and EVERTEC.
(k) BPPR shall, on a monthly basis, account to EVERTEC for all fees, revenue and other payments that are paid to BPPR by Government-Merchants and the amounts that BPPR pays to EVERTEC in connection with the Government-Merchant Agreements pursuant to Section 6.3. EVERTEC may reasonably request from BPPR work papers that support the accounting provided to EVERTEC and BPPR shall provide such workpapers within three Business Days of receiving any such request. Upon its receipt of the workpapers, EVERTEC shall have twenty (20) Business Days to dispute any accounting provided by BPPR and, in the event of a dispute, the parties shall negotiate in good faith to resolve such dispute. Any dispute, if not settled by the parties, shall be resolved in accordance with the dispute resolution mechanism set forth in Section 9.2(a), except that a dispute solely under this section shall not be considered an Event of Default. Any amounts owed to EVERTEC upon the resolution of a dispute shall be paid to EVERTEC within three Business Days of such resolution.

Section 3.2 Merchant Referral.
(a) BPPR agrees to refer exclusively to EVERTEC potential Merchants (including any Government-Merchants) that inquire about, request, or otherwise evidence an interest, to BPPR’s knowledge, in Merchant Services with respect to such business. All such referrals shall be communicated to EVERTEC by BPPR in a reasonably agreed upon manner. If EVERTEC enters into a Merchant Agreement with such potential Merchant, BPPR shall be paid a referral fee of $25 for each Referred Merchant (the “BPPR Referral Compensation”).
(b) In accordance with EVERTEC’s procedures and instructions for referrals, BPPR will actively cooperate with EVERTEC, on an exclusive basis and at EVERTEC’s expense (such expense to be agreed by the parties in advance), in marketing EVERTEC’s Merchant Services and in locating, investigating and referring potential Merchants to EVERTEC, and provide marketing assistance to EVERTEC for the purpose of retaining and signing new Merchants in exchange for the BPPR Referral Compensation; provided that BPPR shall make no representations or warranties regarding EVERTEC’s Merchant Services. With respect to any such potential Merchants, BPPR shall:
(i) provide EVERTEC with such information and assistance as EVERTEC may reasonably request and BPPR may legally provide in connection with EVERTEC’s review of any corresponding Merchant Application for Merchant Services, and/or EVERTEC’s administration or collection efforts regarding any Merchant referred by BPPR; and
(ii) establish a Settlement Account for each Merchant for the deposit of paper Transaction records and/or the electronic settlement of electronic Transactions, and, if applicable, remit paper Transaction records to EVERTEC in accordance with EVERTEC’s procedures.
(c) EVERTEC shall provide BPPR with promotional and informational materials and supplies relating to the Merchant Services, at EVERTEC’s expense.
Section 3.3 Settlement Responsibilities.
(a) BPPR is authorized to, and shall be responsible for remitting to Merchants and Government-Merchants, all funds held in the Settlement Account and/or received in settlement of Merchant Transactions.
(b) BPPR shall maintain the Merchant and Government-Merchant files and BINs with the Associations as are listed on Exhibit C hereto and such additional Merchant and Government-Merchant files and BINs as may be reasonably requested by EVERTEC from time to time for EVERTEC’s use for the purpose of providing Merchant Services. EVERTEC agrees to pay the costs charged by the Associations for all BINs required for the Merchants and Government-Merchants. BPPR will, at EVERTEC’s request and expense during the Initial Term or any Renewal Term, procure one or more dedicated BIN/ICA(s) from the Association to facilitate the Merchant Program.
(c) BPPR will establish separate Operating Accounts and Settlement Accounts for each BIN. BPPR will direct the daily net funds wired by the Associations to be deposited into the corresponding Settlement Account.
(d) BPPR will receive daily ACH Files from EVERTEC, edit and format them as necessary, and transmit them to the Federal Reserve for credit to the Merchants and Government-Merchants. The next day payment to the Federal Reserve for this file will be debited to the applicable Settlement Account.
(e) BPPR will provide view-only system access to EVERTEC (or fax equivalents, at EVERTEC’s request) to review balances and daily activity in all Settlement Accounts and Operating Accounts to facilitate daily reconcilement.
(f) Each Business Day, BPPR will transmit in a data file ACH Return information received from the Federal Reserve to EVERTEC for resolution of rejected Transactions. This file will include the Merchant number, routing transit, Merchant DDA number, amount, reason codes and the original settlement date, and any other information required to process the ACH Return (including the relevant information regarding the Government-Merchant accounts, if applicable). Funds paid or received from the Federal Reserve for the ACH Returns will be debited or credited to the Merchant Reserve Account, or in the absence of a Merchant Reserve Account for such Merchant, to the corresponding DDA for the Merchant (or for the Government-Merchant, as applicable).
(g) BPPR agrees to assign a sufficient number of qualified staff members to reasonably assist EVERTEC in the resolution of settlement and Merchant Chargeback problems.
(h) BPPR will submit as required all statistical information requested by Associations including quarterly statements and will provide copies of all non-confidential information and statements to EVERTEC to the extent permitted by any applicable Rules or Law. EVERTEC will provide, at its own expense, all reasonable information to BPPR to assist BPPR with compliance therewith.
(i) BPPR will debit the Settlement Account or Operating Account, as applicable, for all Assessment and Association Dues as incurred that apply to Merchants and/or Government-Merchants, as well as all Merchant Losses incurred by BPPR, and will provide documentation to EVERTEC that substantiates such debits including copies of quarterly reports.
(j) BPPR, as the Acquiring Member, agrees to represent EVERTEC’s interest in disputes that might arise from time to time with an Association over compliance with Rules and Association Dues; provided that EVERTEC shall pay any Association Dues relating to the Merchant Program and any and all costs reasonably incurred by BPPR in disputing the same, including but not limited to reasonable associated legal fees.
Section 3.4 Non-Solicit.
(a) During the Initial Term and any Renewal Term and for one year following the termination of this Agreement (for any reason), BPPR shall not, and shall cause any ISO for which BPPR acts as the Acquiring Member not to, solicit any Merchants (or any merchants that were Merchants upon the expiration of the Initial Term or any Renewal Term, as applicable) for the provision of any Merchant Services; provided, that in the event EVERTEC is unable or unwilling to perform its obligations under this Agreement with respect to any BPPR banking customer that is a Merchant, the prohibition set forth in this Section 3.4 shall not apply to such BPPR banking customer unless EVERTEC notifies BPPR in writing that it is willing and able to perform its obligations under this Agreement with respect to such BPPR banking customer prior to BPPR’s entry into a sponsorship agreement with another ISO to serve such banking customer.
(b) Notwithstanding the foregoing, nothing herein shall be construed to prevent BPPR from soliciting Merchants for other banking services and products offered by BPPR.
Section 3.5 Fraud Detection. BPPR will have in place a fraud detection system to identify and monitor potentially fraudulent activity as may be mandated by applicable Law.
Section 3.6 Servicing and Monitoring of Merchant Card Accounts. The parties hereto agree that all Card accounts of Merchants shall be serviced as follows:
(a) Each Merchant shall open and maintain a designated deposit account or accounts at BPPR. BPPR shall be permitted access to any funds in such account to the extent funds are needed to fund fees, Assessments, Merchant Chargebacks, returned items or any other obligations of a Merchant to EVERTEC, BPPR, the Associations or any Card issuing bank or account holder.
(b) BPPR shall comply with all reasonable requests of EVERTEC to conduct investigations, supply information or perform any other act or thing relating to investigating Merchant activities and condition. Notwithstanding the foregoing, nothing in this Section 3.6(b) shall be construed to require BPPR to take any action that is in violation of applicable Law or regulation, the Rules or BPPR’s deposit agreement with any Merchant. BPPR represents and warrants to EVERTEC that each deposit agreement with a Merchant and a Government-Merchant that is in effect as of the date hereof does not conflict with the corresponding Merchant Agreement or Government-Merchant Agreement,

as the case may be. EVERTEC shall be responsible for all reasonable expenses incurred by BPPR in connection with compliance with a request by EVERTEC pursuant to this Section 3.6(b).
Section 3.7 Compliance with Laws. BPPR shall be responsible for complying with all Laws applicable to it related to screening, customer identification and know your customer, including the Bank Secrecy Act (the “BSA”), the USA PATRIOT Act and the applicable requirements and regulations promulgated and issued by the Office of Foreign Assets Control and the Financial Crimes Enforcement Network. EVERTEC shall use commercially reasonable efforts to cooperate with, and assist, BPPR monitor Merchants pursuant to such Law for ongoing compliance with any money laundering and bank secrecy requirements, it being understood and agreed that EVERTEC shall use reasonable best efforts to enhance its BSA and other anti-money laundering policies and procedures in accordance with applicable Law, and EVERTEC shall implement such policies and procedures as soon as practicable, at which time, EVERTEC shall also undertake such monitoring of Merchants and Government-Merchants. Each party shall be responsible for making any and all filings with any Governmental Entity that may be required to be made by such party under such Laws; provided that each party shall cooperate and provide information to the other party, to the maximum extent permitted by Law, as needed for such filings.
Section 3.8 Settlement Risk. BPPR shall not be responsible for the systemic risk of loss of the Associations or the failure of the Associations to effect settlement of Transactions or to perform its obligations hereunder in the event of such failure; provided that this Section 3.8 shall not relieve BPPR of its obligations in the settlement process once the funds or information is received from the Associations.
Section 3.9 Notices; Legal Proceedings. BPPR will cause its Chief Financial Officer to give EVERTEC prompt written notice whenever:
(i) BPPR receives notice from any Government Entity of any alleged non-compliance by BPPR or any of its subsidiaries, affiliates or Representatives with any Law applicable to the Merchant Program;
(ii) the Internal Revenue Service or any other taxing authority alleges any default by BPPR in the payment of any material taxes or threatens to make a material assessment against BPPR relating to the Merchant Program; or
(iii) any litigation or proceeding relating to the Merchant Program is brought against EVERTEC or BPPR or names EVERTEC or BPPR as a party.

ARTICLE IV

EXCLUSIVITY

Section 4.1 (a) Throughout the Initial Term and any Renewal Term, BPPR shall be the Acquiring Member for the Merchant Services provided in the Region; provided, however, if BPPR is unable (for any reason other than a Person’s refusal to enter into a Merchant Agreement with BPPR through no fault of BPPR) or unwilling to act as the Acquiring Member for any Person at any time during the Initial Term or any Renewal Term, EVERTEC may enter into an agreement with another financial institution which shall be the sponsoring bank for such Person so long as EVERTEC makes a good faith determination (and provides prompt written notice to BPPR of such determination) that the provision of such services to such Person does not pose an unreasonable financial, reputational or regulatory risk to EVERTEC and/or BPPR; provided, further, that any determination by EVERTEC with respect to a regulatory risk to BPPR shall be made in consultation with BPPR. BPPR shall advise EVERTEC of BPPR’s decision to not act as the Acquiring Member for any Person within three Business Days of its receipt of EVERTEC’s notice that it wishes to provide Merchant Services to such Person; provided, further, that prior to entering into an agreement with another financial institution which shall be the sponsoring bank for such Person, EVERTEC shall provide BPPR with written notice at least five Business Days prior to entering into such agreement and BPPR may elect to act as the Acquiring Member for such Person pursuant to the terms of this Agreement upon notice to EVERTEC during such five Business Day period.

(b) In addition to its obligation under Section 3.2, throughout the Initial Term and any Renewal Term, BPPR shall use EVERTEC as the ISO for any Acquiring Member business conducted by BPPR in the Region, and BPPR shall not sponsor any Person into the Associations, or into any other card scheme such as Discover Financial Services, L.P. or American Express Travel Related Services, as an ISO in the Region, other than EVERTEC; provided, however, if EVERTEC is unable or unwilling to act as the ISO for any Association, or to act as the ISO for providing merchant acquiring business to any other card scheme for which BPPR serves as the sponsoring bank (for any reason other than such card scheme’s refusal to allow EVERTEC to act as the ISO for its business with BPPR), BPPR may enter into an ISO agreement with another provider which shall act as the ISO for the merchant acquiring business for the corresponding Association or card scheme; provided, further, that prior to entering into an ISO agreement with another provider, BPPR shall provide EVERTEC with written notice at least five Business Days prior to entering into such ISO Agreement and EVERTEC may elect to provide such services pursuant to the terms of this Agreement upon notice to BPPR during such five Business Day period.

ARTICLE V

CONFIDENTIALITY

Section 5.1 Confidentiality Regarding Proprietary Information. Each Party hereto acknowledges and agrees that all data, printed and written material, and other information furnished by the other Party (the “Disclosing Party”) in connection with the methods in which the Disclosing Party conducts its services under the Merchant Program (the “Proprietary Information”), shall be regarded as confidential and proprietary. Proprietary Information includes information pertaining to business methods, details regarding the functioning of the Merchant accounting and reporting system and computer systems, trade secrets, know-how, inventions, techniques, processes, programs, schematics, software source code, customer lists, financial information, sales business and marketing. The other Party’s use of the Disclosing Party’s Proprietary Information is limited to the term of this Agreement. Neither Party shall disclose any of the other Party’s Proprietary Information except as described in this Section 5.1. Each Party agrees to irreversibly and irretrievably destroy or return to the other Party all of the latter’s Proprietary Information in its possession within 30 days of this Agreement terminating; provided, however, that each Party shall be permitted to retain one copy of such Proprietary Information for archival purposes. This Section 5.1 shall not apply to any Proprietary Information that (i) is or becomes generally available to the public other than as a result of any breach of this Agreement by the Disclosing Party or its Representatives, (ii) becomes available to the other Party on a nonconfidential basis from a source other than the Disclosing Party (which disclosure is not, and is not the result of, a breach of any confidentiality obligation), or (iii) was in the possession of the other Party before the Effective Date and was not subject to any confidentiality obligations. In the event that a Party is requested or becomes legally compelled to disclose any Proprietary Information of the Disclosing Party, other than BPPR in the event such disclosure is required by a banking regulatory agency having jurisdiction over BPPR or any of its affiliates (but in such case will nevertheless provide prompt written notice to EVERTEC unless prohibited by any applicable Rules or Law), such Party will provide the Disclosing Party with prompt written notice (unless prohibited by Law or court orders) so that it may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement and such Party will cooperate with the Disclosing Party in the effort of the Disclosing Party to obtain a protective order or other remedy. In the event that a protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Agreement, the other Party will furnish only that portion of the Disclosing Party’s Proprietary Information that is legally required to be disclosed and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Disclosing Party’s Proprietary Information. Notwithstanding anything to the contrary contained herein, each Party acknowledges that the Disclosing Party is the owner of the Disclosing Party’s Proprietary Information and the other Party has received access thereto solely for its use in performing its obligations pursuant to this Agreement. Nothing in this Agreement shall be construed as a transfer of ownership of Proprietary Information by either party.

Section 5.2 Confidentiality Regarding Customer and Cardholder Information.
(a) EVERTEC acknowledges that customers of BPPR have an expectation of privacy with respect to their financial transactions and personal data, and hereby agrees that any and all such information EVERTEC may acquire with respect to said customers during the term of this Agreement (i) shall be regarded by EVERTEC as confidential; (ii) shall not be disclosed to any other person or entity except in accordance with the provisions of this Agreement or other agreement between BPPR and EVERTEC entered into pursuant to this Agreement; and (iii) will be returned to BPPR on request within 30 days after the expiration or earlier termination of this Agreement. In the event that EVERTEC is requested or becomes legally compelled to disclose any such information, EVERTEC will provide BPPR with prompt written notice so that BPPR or its customer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.2(a) and EVERTEC will cooperate with BPPR in the effort of BPPR or its customer to obtain a protective order or other remedy. In the event that a protective order or other remedy is not obtained or BPPR waives compliance with the provisions of this Section 5.2(a), EVERTEC will furnish only that portion of the information that is legally required to be disclosed and will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the information.
(b) EVERTEC will maintain all Cardholder information under its control or possession in a safe and secure manner, in compliance with the Rules and data security standards and requirements established by each applicable Association, including Payment Card Industry Data Security Standards, and report to BPPR upon request with respect to EVERTEC’s internal policies and procedures relating thereto.
(c) BPPR will maintain all Cardholder information under its control or possession in a safe and secure manner, in compliance with the Rules and data security standards and requirements established by each applicable Association, Payment Card Industry Data Security Standards, and report to Associations as required by the Rules and to EVERTEC if so requested by the Association relating to internal policies and procedures related to Cardholder information security.

ARTICLE VI
FEES AND CHARGES

Section 6.1 Merchant Transaction Processing Fees and Other Charges. The Merchant Transaction Processing Fees and other charges must comply with applicable Rules and Laws.

Section 6.2 Changes in Merchant Transaction Processing Fees and Other Charges. EVERTEC may amend the Merchant Transaction Processing Fees and monthly charges as often and in such amounts as it desires, except where such amendment is prohibited by the Rules (and except, for the avoidance of doubt, with respect to the Government-Merchant Agreements).
Section 6.3 EVERTEC Compensation. (a) All Merchant Transaction Processing Fees (and, subject to and to the extent provided in Section 6.3(b), an amount equal to those arising and payable to BPPR under the Government-Merchant Agreements) will accrue to the benefit of EVERTEC. EVERTEC will collect the corresponding Merchant Transaction Processing Fees from Merchants through ACH debits to the applicable Merchant DDA on a daily or monthly basis, as appropriate pursuant to the Merchant Agreement for credit to the Operating Account. Monthly settlements shall occur on the first day of each calendar month for all Transactions posted in the immediately preceding calendar month, by ACH transfer from funds in the Operating Account to a deposit account designated by EVERTEC from time to time. Merchant Transaction Processing Fees charged to Government-Merchants by BPPR shall be collected by BPPR in the manner agreed to with the corresponding Government-Merchants.
(b) In full consideration for the support services to be provided by EVERTEC to BPPR hereunder with respect to the services provided by BPPR to the Government-Merchants, all revenue, fees and other payments payable to BPPR solely for Merchant Services provided by BPPR under the Government-Merchant Agreements (the “Government-Merchant Fees”) will accrue to the benefit of EVERTEC and BPPR will pay to EVERTEC an amount equal to the Government-Merchant Fees, when and as the Government-Merchant Fees are received by BPPR. During the term of each Government-Merchant Agreement, BPPR shall not, without the prior written consent of EVERTEC, change or otherwise modify the Government-Merchant Fee that BPPR is entitled to receive under such Government-Merchant Agreement as of the Effective Date.

Section 6.4 BPPR Compensation. BPPR shall be entitled to (i) the BPPR Sponsorship Fees, (ii) the BPPR Referral Compensation and (iii) a fee for fraud monitoring services; provided, that, in the case of clause (iii) of this Section 6.4, (A) BPPR shall only be entitled to such fee to the extent such service is rendered by BPPR for EVERTEC and (B) such fee shall be reasonably established between EVERTEC and BPPR, based on BPPR’s standard interdepartmental cost allocation procedures as of the Effective Date. EVERTEC in its sole discretion may terminate the provision of any fraud monitoring service provided by BPPR pursuant to Section 3.5. From and after the second anniversary of the date hereof, the fees set forth in clauses (ii) and (iii) of the first sentence of this Section 6.4 shall be adjusted annually on each yearly anniversary date of this Agreement for changes in the CPI after the date hereof; provided, that any such adjustment shall not exceed 5% per annum.

ARTICLE VII

REGISTRATION COMPLIANCE AND AUDIT

Section 7.1 VISA/MCI Requirements.
(a) Both parties hereto shall abide by the Rules at all times. EVERTEC further agrees to provide each of its marketing Representatives with materials and information provided to EVERTEC by BPPR or any Association pertaining to the Rules. EVERTEC shall, in a manner consistent with the practices of the Merchant Acquiring Business, ensure that all Representatives are familiar with, and will comply with, the Rules. BPPR and EVERTEC agree that, in the event of any inconsistency between this Agreement and the Rules, the Rules will govern.
(b) EVERTEC agrees to conduct the Merchant Program in a manner consistent with the practices of the Merchant Acquiring Business, and to refrain from engaging in conduct that creates a risk of injury to the Association or that may adversely affect the integrity of the Association.
(c) EVERTEC will disclose all Merchant Transaction Processing Fees clearly and conspicuously to Merchants in writing in accordance with the Rules, prior to any payment or the execution of any Merchant Agreement by a potential Merchant.
(d) The parties hereto will comply with all terms of the Merchant Agreement as are applicable to EVERTEC as an ISO and the provider of the Merchant Services for Merchants, on the one hand, and to BPPR, on the other hand as the Acquiring Member.
(e) Subject to Article V, upon request of BPPR reasonably related to the provision of Merchant Services under this Agreement or the request of any Association or any regulatory agency, EVERTEC will provide records containing Merchant information or Government-Merchant information, as applicable, to BPPR, any Association or any regulatory agency, as soon as possible but no later than five Business Days from EVERTEC’s receipt of a request for such information.
(f) At any reasonable time, BPPR, any Association or banking regulatory agency may conduct, at such party’s expense, financial and procedural audits of EVERTEC as reasonably necessary to confirm compliance with this Agreement and the Rules. Except in circumstances where BPPR reasonably believes a financial loss or liability might otherwise occur, BPPR will give EVERTEC reasonable prior notice of any such audit by BPPR. EVERTEC will promptly supply such auditors with information requested by them but only as it relates to the Merchant Program. EVERTEC will provide BPPR with a copy of any audits performed by any such third party or banking regulatory agency, but in the case of audits by regulatory agencies, only if, and to the extent, allowed by said banking regulatory agency. EVERTEC shall provide BPPR with unaudited internal reports on a quarterly basis.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

Section 8.1 Representations and Warranties of EVERTEC. EVERTEC hereby represents and warrants to BPPR that:

(a) EVERTEC has been duly organized, is validly existing as a corporation in good standing under the laws of the Commonwealth of Puerto Rico and has all power and authority (corporate or other) necessary to conduct its business substantially in the manner in which such business is currently conducted.
(b) EVERTEC has the power and authority to enter into, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation by EVERTEC of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of EVERTEC, and when executed and delivered by EVERTEC and BPPR, this Agreement the will constitute valid and binding obligation of EVERTEC enforceable in accordance with its terms.
(c) The execution, delivery and performance by EVERTEC of this Agreement and the consummation of the transactions contemplated hereby by EVERTEC will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any property or assets of EVERTEC pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which EVERTEC is a party, by which EVERTEC is bound or to which any of EVERTEC’s property or assets is subject, (ii) result in any violation of the provisions of EVERTEC’s charter, by-laws or similar organizational documents or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any Government Entity, other than as would not, individually or in the aggregate, materially impair or delay the ability of EVERTEC to perform its obligations under this Agreement.
(d) No action of, or filing with, any Government Entity is required by EVERTEC to consummate the transactions contemplated under this Agreement other than any such action or filing the failure of which to obtain or make would not, individually or in the aggregate, materially impair or delay the ability of EVERTEC to perform its obligations under this Agreement.
Section 8.2 Representations and Warranties of BPPR. BPPR hereby represents and warrants to EVERTEC that:
(a) BPPR has been duly organized, is validly existing as a commercial bank in good standing under the laws of the Commonwealth of Puerto Rico and has all power and authority (corporate or other) necessary to conduct its business substantially in the manner in which such business is currently conducted.
(b) BPPR has the power and authority to enter into, deliver and perform its obligations under this Agreement. BPPR is an Acquiring Member of the Associations. The execution, delivery and performance of this Agreement and the consummation by BPPR of the transactions contemplated hereby have been duly and validly approved by all requisite regulatory and corporate action on the part of BPPR, and when executed and delivered by BPPR and EVERTEC, this Agreement the will constitute valid and binding obligation of BPPR enforceable in accordance with its terms.
(c) The execution, delivery and performance by BPPR of this Agreement and the consummation of the transactions contemplated hereby by BPPR will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any property or assets of BPPR pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which BPPR is a party, by which BPPR is bound or to which any of BPPR’s property or assets is subject, (ii) result in any violation of the provisions of BPPR’s charter, by-laws or similar organizational documents or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any Government Entity, other than as would not, individually or in the aggregate, materially impair or delay the ability of BPPR to perform its obligations under this Agreement.
(d) No action of, or filing with, any Government Entity is required by BPPR to consummate the transactions contemplated under this Agreement other than any such action or filing the failure of which to obtain or make would not, individually or in the aggregate, materially impair or delay the ability of BPPR to perform its obligations under this Agreement

(e) Exhibit A contains a true, complete and accurate list of all the Government-Merchant Agreements in effect on this date pursuant to which BPPR provides merchant and electronic payment services to the Government-Merchants. Each Government-Merchant Agreement set forth in Exhibit A (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable and in full force and effect on identical terms following the execution and delivery of this Agreement. Neither BPPR nor, to BPPR’s knowledge, any other party to a Government-Merchant Agreement is in breach or default and no event has occurred which with notice or lapse of time or both would constitute a breach or default by BPPR or, to BPPR’s knowledge, any Government-Merchant, or permit termination, modification or acceleration by BPPR or any Government-Merchant under any Government-Merchant Agreement. BPPR has not received any notice that a Government-Merchant that is a party to any Government-Merchant Agreement intends to exercise any termination rights, or where applicable not renew, any such Government-Merchant Agreement.
(f) BPPR represents, warrants and covenants that it is, and during the Initial Term and any Renewal Term of this Agreement it will remain, in compliance with the Payment Card Industry Data Security Standard developed by MCI and VISA, VISA’s Cardholder Information Security Program, and MasterCard Site Data Protection Program, as each may be amended from time to time, at its expense.

ARTICLE IX

TERM, TERMINATION, DEFAULT, INDEMNIFICATION

Section 9.1 Term. This Agreement will become effective on the Effective Date and, unless terminated earlier in accordance with the provisions of this Agreement, shall remain in effect until December 31, 2025 (“Initial Term”) and shall automatically renew for successive three-year periods (each, a “Renewal Term”) unless either party provides the other with written notice of termination at least one year prior to the end of the Initial Term or any Renewal Term.
Section 9.2 Termination.
(a) If an Event of Default occurs, in addition to all other recourse and remedies available to the non-defaulting party, the non-defaulting party will have the right to terminate this Agreement in accordance with the provisions set forth in the applicable default section; provided that if a party claims that an Event of Default described in clause (i) or (iii) of the definition thereof has occurred the following dispute mechanism shall apply (and the non-defaulting party will not have the right to terminate this Agreement while such dispute is pending as set forth below). The party claiming that an Event of Default described in clause (i) or (iii) of the definition thereof has occurred shall deliver written notice to the other party (the “Alleged Breaching Party”) that reasonable description of the circumstances giving rise to the alleged Event of Default (the “Default Notice”). The Alleged Breaching Party may dispute such claim (a “Dispute”) by giving written notice (a “Notice of Dispute”) to the other party within 30 days of receiving a Default Notice. The Notice of Dispute will include a reasonable description of the basis of the Dispute and supporting documentation. Any Dispute that remains unresolved for more than 20 days after the receipt of a Notice of Dispute shall be referred to designated representatives of the parties hereto who shall negotiate in good faith to resolve such dispute (the “Resolution Forum”). If the Dispute is not resolved in the Resolution Forum within 20 days following referral to the Resolution Forum, the Dispute shall be submitted to the consideration of the each party’s designated representatives. Any Disputes that may remain unresolved for more than 90 days following the receipt of a Notice of Dispute may be referred to binding arbitration at the request of any party upon written notice to the other. Such arbitration proceeding will be administered by the American Arbitration Association in accordance with the then current Commercial Arbitration Rules and will be aired in the Commonwealth of Puerto Rico. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. A panel of three neutral arbitrators will determine the Dispute of the parties and render a final award in accordance with the applicable substantive law. Each party shall select one neutral arbitrator and, unless the parties agree on a third neutral arbitrator, such two arbitrators shall select the third arbitrator (subject to such limitations, if any, mutually agreed by the parties). Strict confidentiality will govern the arbitration proceedings, including all information submitted to the arbitrator and the decision or award entered by the arbitrator. Any court having jurisdiction may enter judgment upon the award rendered by the arbitrator. The procedures specified in this section will be the sole and exclusive procedures for the resolution of Disputes between the parties under this Agreement; provided, however, that a party may request temporary remedies in a court of law to maintain the status quo or to protect goods or property until the arbitration has initiated and the selected arbitrator has had the opportunity to resolve the request for temporary relief. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute arising out of or relating to this Agreement, unless to do so would be impossible or reasonably impracticable under the circumstances.
(b) This Agreement shall automatically terminate with respect to one or more Associations upon EVERTEC’s loss of its registration in such Association due to revocation or non-renewal of such registration by such Association after any cure period available to EVERTEC under the Rules has expired.
(c) If (i) an Association prohibits EVERTEC from providing, or prohibits BPPR from allowing EVERTEC to provide, the services set forth in this Agreement or (ii) an Association notifies BPPR that its status as an Acquiring Member shall terminate, this Agreement will, after the expiration of any notice and/or cure period, terminate with respect to the applicable Association. In addition, either party may terminate this Agreement immediately upon notice to the other party, in the event BPPR becomes subject to any change in Law that would prohibit BPPR from continuing the business described in this Agreement. Notwithstanding the foregoing, if any Association prohibits BPPR from allowing EVERTEC to provide the services set forth in this Agreement, (i) EVERTEC may, in its sole discretion, enter into any other sponsorship agreements with other financial institutions so as not be precluded from conducting the merchant services business and (ii) BPPR may, in its sole discretion, enter into any other sponsorship agreements with other ISOs so as not to be precluded from conducting the merchant services business. EVERTEC shall not be in violation of the provisions of Article IV (Exclusivity) by virtue of its entering into an agreement with another sponsor bank for the reasons set forth in this Section 9.2(c). BPPR shall not be in violation of the provisions of Article IV (Exclusivity) by virtue of its entering into an agreement with another ISO for the reasons set forth in this Section 9.2(c), and the provisions of Section 3.4 shall not prevent BPPR from soliciting Merchants (as contemplated in Section 3.4) under the circumstances set forth in this Section 9.2(c).
(d) Notwithstanding anything to the contrary herein, BPPR or EVERTEC, as applicable, may elect to terminate this Agreement upon any material breach by the other Party of the provisions contained in Article IV (Exclusivity); provided that any dispute that arises in connection with Article IV (Exclusivity), shall be resolved pursuant to the dispute resolution mechanism set forth in Section 9.2(a), but in such case the dispute shall be immediately addressed by each party’s representative in the Dispute Forum.
Section 9.3 Effect of Termination.
(a) Expiration or the earlier termination of this Agreement for any reason shall not terminate either party’s obligations described in Articles 5, 9, 10 or 11, or the obligation of either party to pay amounts due hereunder that arise prior to or upon such expiration or termination, all of which survive the expiration or termination of this Agreement; provided that BPPR understands and agrees that EVERTEC’s obligation to pay compensation to BPPR under Section 6.4 shall terminate on the termination of this Agreement, except that EVERTEC shall pay BPPR the BPPR Referral Compensation for any potential Merchant referred by BPPR prior to such termination that executes a Merchant Agreement within 30 days following the date of such termination.
(b) Upon the expiration or termination for any reason of this Agreement, BPPR shall transfer and assign the Merchant Agreements and all of its rights, title, interests, duties and obligations in the Merchant Program under this Agreement (including the related Merchant Accounts and Merchant Reserve Accounts) to a VISA, MCI or ATH Network Member designated by EVERTEC in EVERTEC’s written notice to BPPR and BPPR shall assist EVERTEC and such designated member in the conversion of the Merchants to said member or designated processor; it being understood and agreed to by the parties hereto that EVERTEC is entitled to complete ownership and portability of the Merchants as permitted by the Rules and has the absolute right to have the Merchant Agreement assigned, transferred and conveyed upon the termination of this Agreement as set forth herein. EVERTEC shall pay all costs actually incurred by BPPR in connection with such deconversion and/or assignment upon termination of this Agreement, except that no costs shall be paid in the event EVERTEC terminates this Agreement due to an Event of Default by BPPR. Once the transition and deconversion is completed:

(i) First, all amounts owed by EVERTEC to BPPR pursuant to the terms of this Agreement shall become due and payable; and
(ii) Second, all amounts owed by BPPR to EVERTEC pursuant to the terms of this Agreement shall become due and payable.
Section 9.4 Indemnification.
(a) EVERTEC Indemnification. All Merchant Losses incurred by BPPR for any reason other than gross negligence, willful misconduct or fraud of BPPR will be paid by EVERTEC. EVERTEC will indemnify, defend and hold BPPR harmless from and against any and all obligations, charges, liabilities, costs, fees, or expenses, including court costs and reasonable attorneys’ fees (including allocated costs of internal counsel) that BPPR may incur or that may be claimed against BPPR by any person as a result of: (i) any Material Breach of any covenant or obligation of EVERTEC or its Representatives under this Agreement, (ii) any Material Breach of any representation or warranty of EVERTEC under this Agreement or (iii) any Merchant Loss.
(b) BPPR Indemnification. BPPR will indemnify, defend and hold EVERTEC harmless from and against any and all obligations, charges, liabilities, costs, fees, increased taxes (excluding taxes based on BPPR’s net income) or expenses, including court costs and reasonable attorneys’ fees (including allocated costs of internal counsel) that EVERTEC may incur or that may be claimed against EVERTEC by any person as a result of: (i) any Material Breach of any representation, warranty, covenant or obligation of BPPR or its Representatives under this Agreement or (ii) breach of any of its obligations to any Merchant as set forth in this Agreement or in any Merchant Agreement.
(c) Reimbursement of BPPR. Except where a different treatment is expressly provided in this Agreement, EVERTEC hereby agrees to indemnify and reimburse BPPR for and against any and all costs, whether incurred prior to or after the expiration or earlier termination of this Agreement, of the following nature incurred by BPPR under the Merchant Program on and after the Effective Date: charges imposed on BPPR by third parties relating to processing Merchant Transactions, including (i) Interchange Fees, (ii) application fees, (iii) Chargeback fees, except to the extent such Merchant Chargeback arises as a result of the gross negligence, willful misconduct or fraud by BPPR, (iv) ACH reject fees, (v) ISO registration fees, (vi) Association fines, assessments and charges resulting from actions or omissions of EVERTEC, (vii) high risk registration fees for Merchants and (viii) similar third-party charges related to the Merchant Program. It is expressly understood and agreed that, except as otherwise provided herein, EVERTEC will not be liable for any of BPPR’s internal costs relating to the Merchant Program, including BPPR’s costs for labor and benefits, and BPPR’s ordinary business operating costs (e.g., rent, utilities, etc.).
(d) Debiting of EVERTEC Accounts. EVERTEC agrees that, in the event BPPR incurs any expense, loss, damage, liability or other cost that BPPR in good faith believes is covered by EVERTEC’s obligations pursuant to Section 9.4(a), BPPR may reimburse itself therefor by immediately debiting any or all of the EVERTEC Reserve Account, the Hold Account and the applicable Merchant Reserve Account, in such order as BPPR may in its sole judgment deem appropriate. BPPR will promptly provide EVERTEC with documentation that substantiates such debits; provided, with respect to any exceptional debits (i.e., debits occurring outside the course of normal daily settlement items), BPPR will notify EVERTEC within one Business Day. Any amounts thereof disputed by EVERTEC or with respect to which BPPR has not yet sustained an actual loss shall be placed in escrow, in a Money Market Account at BPPR, pending resolution of such dispute. BPPR will pay EVERTEC from the escrow account, any amounts finally resolved as not to be owed to BPPR hereunder. After BPPR has been fully reimbursed for a Merchant Loss pursuant to Section 9.4(a), at the request of EVERTEC, BPPR will assign to EVERTEC any and all of BPPR’s subrogation rights under or related to the Merchant Agreement (including any guarantees, security or otherwise) related to the indebtedness of such Merchant.

ARTICLE X

NAMES AND TRADEMARKS

Section 10.1 BPPR Name. Neither EVERTEC nor any of its Representatives may use BPPR’s Trademarks, or any marks confusingly similar thereto, in any correspondence, promotional, marketing, solicitation or other materials, or promote BPPR’s programs in any way without BPPR’s prior written consent. EVERTEC will obtain BPPR’s written consent before EVERTEC or any third party, at EVERTEC’s direction or with its consent, produces or distributes any materials relating or referring to the Merchant Program. All approved correspondence, materials and/or oral solicitations directed by EVERTEC or its marketing Representatives to potential Merchants, or produced by any third party, concerning BPPR’s programs must prominently identify BPPR by its name (i.e., BANCO POPULAR DE PUERTO RICO) and strictly adhere to all other guidelines set forth by BPPR and the Associations.

Section 10.2 Association and Card Trademarks. EVERTEC acknowledges that the Associations are the sole owners of their respective Trademarks. EVERTEC will not contest the ownership of such marks, and any Association may at any time and immediately without advance notice prohibit EVERTEC from using its marks for any reason. Subject to the each Association’s Rules and any agreement between EVERTEC and such Association, EVERTEC will have no right or authority under this Agreement to use or to permit use of the Trademarks owned by any Association or BPPR by any of its own Representatives. Solicitation material used by EVERTEC must clearly disclose that any transaction processing agreement will be between the Merchant and BPPR.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Assignment.
(a) Assignment. Other than a Permitted Assignment pursuant to Section 2.4(a) or Section 11.1(b) or (c), this Agreement may not be assigned by any party without the prior written consent of the other party; provided that either party may assign its rights, duties and obligations under this Agreement to its financing sources solely in connection with the granting of a security interest and the enforcement of all rights and remedies that the assigning party has against the other party under this Agreement, subject to the claims, defenses and rights, including rights of set off, that such other party may have against the assigning party.
(b) Assignment to Subsidiaries. EVERTEC may assign any of its rights, duties or obligations to a direct or indirect wholly owned Subsidiary of EVERTEC (an “Assignee Sub”) if (i) such Assignee Sub is identified by EVERTEC to BPPR at least 20 Business Days prior to the consummation of the proposed assignment; (ii) (A) such proposed assignment is legally required in order for EVERTEC to provide to BPPR or its Subsidiaries, in the country, state, territory or other jurisdiction (“Jurisdiction”) in which the Assignee Sub is organized, the specific obligations required to be performed pursuant to the assignment of this Agreement, and only (x) to the extent of such legal requirement and (y) if EVERTEC provides a written opinion of qualified counsel that opines that such legal requirement is applicable and is based upon reasonable assumptions with respect to such legal requirement or (B) BPPR has provided its prior written consent, such consent not to be unreasonably delayed, withheld or conditioned; (iii) such Assignee Sub will be Solvent immediately after and giving effect to such proposed assignment and BPPR is reasonably satisfied with the terms and conditions of the proposed assignment; (iv) BPPR is a third-party beneficiary to the assignment agreement, which is in form and substance that is reasonably satisfactory to BPPR, and which provides that the Assignee Sub’s rights under the assignment agreement will be terminated if the Assignee Sub ceases to be a wholly owned Subsidiary, directly or indirectly, of EVERTEC; and (v) EVERTEC remains fully liable with respect to the performance of all its obligations under this Agreement and EVERTEC guarantees the performance of all of the obligations of EVERTEC to BPPR assumed by Assignee Sub under this Agreement, which guarantee provides that, for the avoidance of doubt, after any termination of the proposed assignment, EVERTEC shall continue to be obligated with respect to any obligation undertaken by Assignee Sub prior to such termination.
(c) Assignment to Third Parties. EVERTEC may assign all of its rights, duties and obligations (or those rights, duties and obligations arising after the effectiveness of the assignment) in a transaction with a third-party assignee (an “Asset Acquirer”) if (i) such Asset Acquirer is identified by EVERTEC to BPPR at least 30 Business Days prior to the consummation of the proposed assignment; (ii) such Asset Acquirer (A) acquires at least 90% of the consolidated gross assets (excluding cash) of EVERTEC and its Subsidiaries and (B) assumes at least 90% of the consolidated gross liabilities (excluding Indebtedness) of EVERTEC and its Subsidiaries (including the assignment and assumption of all commercial agreements between EVERTEC or any of its Subsidiaries, on the one hand, and Popular, BPPR or any of their respective Subsidiaries, on the other hand) through one legal entity; (iii) neither the Asset Acquirer nor any of its Affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from the Commonwealth of Puerto Rico in excess of $50 million unless none of them has a physical presence in the Commonwealth of Puerto Rico that is used to conduct any such business; (iv) the Asset Acquirer will be Solvent immediately after and giving effect to such proposed assignment; and (v) EVERTEC reasonably believes that the Asset Acquirer, after completion of the proposed purchase and assumption transaction, will be capable of performing all of the obligations and duties of EVERTEC under this Agreement.
(d) Cooperation. EVERTEC shall use its reasonable best efforts to cooperate with BPPR in evaluating whether any proposed assignment pursuant to this Section 11.1 would be in compliance with the requirements of the provisions contained in this Section 11.1, including the ability of Assignee Sub or Asset Acquirer, as applicable, to comply with the terms of this Agreement, including, in each case, by providing any non-confidential information regarding the purposes and plans in connection with such proposed assignment other than information that would create any potential liability under applicable Law, violate any confidentiality obligation, or that reasonably would be expected to result in the waiver of any attorney-client privilege.
(e) Notice of Objection. BPPR shall notify EVERTEC in writing within 15 Business Days following receipt of EVERTEC’s notice of the proposed assignment of any objection to any proposed assignment to an Asset Acquirer under Section 11.1(c) unless EVERTEC has failed to satisfy its obligations pursuant to Section 11.1(d) and BPPR asserts such failure prior to the expiration of the 15 Business Day objection period, in which case such 15 Business Day period shall be tolled until EVERTEC satisfies its obligations pursuant to Section 11.1(d). If BPPR fails to timely object to such proposed assignment (taking into account any tolling of the 15 Business Day objection period), it shall be deemed to have consented to such proposed assignment.
(f) Implied Consent. Notwithstanding anything contained herein, if Popular, BPPR or any of their respective Controlled Affiliates votes in favor of a transaction resulting in a proposed assignment and was not compelled to do so as part of a Dragged Asset Sale or other requirement of the Stockholder Agreement or any other Group Agreement with respect to securities issued by Holdco or EVERTEC or any successor or other entity that acquired all or substantially all the assets of Holdco or EVERTEC or any of their respective successors then it shall be deemed to have consented to the assignment.
(g) Invalidity of Impermissible Assignments. Any attempted or purported assignment in violation of this Section 11.1 hereof shall be null and void and the assignee’s rights assigned pursuant to any assignment made in compliance with this Section 11.1 will terminate in the event and to the extent of the termination of this Agreement.
(h) BPPR Asset Transfer. If BPPR or any of its Subsidiaries transfers, in a single transaction or series of related transactions (including in a merger, business combination, reorganization, or similar transaction (including by operation of law)) 50% or more of BPPR’s consolidated assets in the Region as of the time of transfer, or assets that generate 50% or more of BPPR’s consolidated revenues in the Region for the full twelve-month period ending at the time of transfer, to any Person, then BPPR shall assign to such Person its rights, duties and obligations under this Agreement and shall cause such Person to assume BPPR’s liabilities under this Agreement. For the avoidance of doubt, no such assignment shall relieve BPPR of its obligations under this Agreement to the extent BPPR survives any such sale of assets, merger, business combination, reorganization, or similar transaction.
Section 11.2 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement shall be in writing and delivered to the applicable party at its main office.

Section 11.3 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 11.4 Entire Agreement. This Agreement and the Loss Sharing Agreement contain the entire understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.
Section 11.5 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Puerto Rico without regard to principles of conflicts of law thereof that would require application of a different law. Each party agrees that it shall bring any action or legal proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated by this Agreement, exclusively in the United States District Court for the District of Puerto Rico or any Puerto Rico State court, in each case, sitting in San Juan, Puerto Rico (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated by this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or legal proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or legal proceeding shall be effective if notice is given in accordance with Section 11.2. Each party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.
Section 11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
Section 11.7 Construction. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof. The language used will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.
Section 11.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 11.9 Independent Contractors. EVERTEC shall be an independent contractor of BPPR, and nothing contained herein shall be construed to imply the existence of a partnership or joint venture between EVERTEC and BPPR, nor to make EVERTEC an agent of BPPR or BPPR an agent of EVERTEC. EVERTEC shall not, under any circumstances or conditions, or for any purpose or reason whatsoever, claim to be or imply that EVERTEC or any of its employees are agents, officers, directors or employees of BPPR. Neither party hereby shall have, nor represent itself as having, any right, power or authority to create any obligations, express or implied, on behalf of or binding on the other party.
Section 11.10 Effect on Existing ISO. This Agreement amends and restates the Existing ISO and the Government Services Addendum, and upon the Effective Date, the provisions of this Agreement shall supersede the provisions of the Existing ISO and the Government Services Addendum, which shall no longer be in effect, other than any accrued obligations that are outstanding as of the Effective Date.

Section 11.11 EVERTEC Change of Control.
(a) EVERTEC Change of Control. BPPR shall have the right, subject to Section 11.11(c), to terminate this Agreement up to 30 days following the later of (i) the occurrence of an EVERTEC Change of Control or (ii) the date on which EVERTEC provides BPPR written notice that an EVERTEC Change of Control has occurred or is likely to occur (provided that if EVERTEC has not satisfied its obligations pursuant to Section 11.11(b) and that BPPR asserts such failure prior to the expiration of the 30-day period then such 30-day period shall be tolled until EVERTEC satisfies its obligations under Section 11.11(b)) and provided further that if an EVERTEC Change of Control occurs, and EVERTEC fails to provide BPPR written notice thereof within 30 days thereof, then BPPR shall have an unqualified right to terminate this Agreement), unless (w) the Person or Group of Persons proposing to engage in such proposed EVERTEC Change of Control transaction (the “Control Acquirer”) is identified to BPPR by EVERTEC at least 30 Business Days prior to such proposed EVERTEC Change of Control; (x) neither the Control Acquirer nor any of its Affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from the Commonwealth of Puerto Rico in excess of $50 million unless none of them has a physical presence in the Commonwealth of Puerto Rico that is used to conduct any such business; (y) EVERTEC (or its successor, as applicable) will be Solvent immediately after and giving effect to such proposed EVERTEC Change of Control; and (z) EVERTEC (or its successor, as applicable), after the proposed EVERTEC Change of Control, will be capable of performing all of the obligations and duties of EVERTEC under this Agreement; provided further that if Popular, BPPR or any of their respective Controlled Affiliates votes in favor of the transaction resulting in the EVERTEC Change of Control or Transfers (other than a Transfer in the context of a merger, business combination, reorganization, recapitalization or similar transaction) any equity securities in connection with the transaction resulting in the EVERTEC Change of Control and, in either case, was not compelled to do so as part of a Drag-Along Transaction, a Dragged Asset Sale or other requirement of the Stockholder Agreement or any other Group Agreement with respect to Holdco, EVERTEC or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries, then such termination right shall not apply.
(b) Cooperation. EVERTEC shall use its reasonable best efforts to cooperate with BPPR in evaluating whether any proposed EVERTEC Change of Control would be in compliance with the requirements of this Section 11.11 including the ability of Assignee Sub or Asset Acquirer, as applicable, to comply with the terms of this Agreement, including, in each case, by providing any non-confidential information regarding the purposes and plans in connection with such proposed EVERTEC Change of Control other than information that would create any potential liability under applicable Law, violate any confidentiality obligation, or that reasonably would be expected to result in the waiver of any attorney-client privilege.
(c) Notice of Objection. If EVERTEC provides at least 30 days’ written notice to BPPR prior to an EVERTEC Change of Control, BPPR shall notify EVERTEC in writing within 15 Business Days following receipt of EVERTEC’s notice of the proposed EVERTEC Change of Control of any objection to any proposed EVERTEC Change of Control on the basis that it does not satisfy the criteria set forth in clauses (w) through (z) of Section 11.11(a) (unless EVERTEC has failed to satisfy its obligations pursuant to Section 11.11(b) and BPPR asserts such failure prior to the expiration of the 15 Business Day objection period, in which case such 15 Business Day objection period shall be tolled until EVERTEC satisfies its obligations pursuant to Section 11.11(b)). If BPPR fails to timely object to such proposed assignment (taking into account any tolling of the 15 Business Day objection period), it shall be deemed to have consented to such proposed EVERTEC Change of Control and waived its right of termination under Section 11.11(a).
Section 11.12 Specific Performance. BPPR agrees that if an act or omission of BPPR results in a breach of Section 11.1(h), EVERTEC will be irreparably damaged, no adequate remedy at law would exist and damages would be difficult to determine, and that EVERTEC shall be entitled to an injunction or injunctions to prevent such breach, and to specific performance of the terms of Section 11.1(h) in addition to any other remedy at law or equity, without having to post bond or any financial undertaking.

(Signatures begin on the following page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BANCO POPULAR DE PUERTO RICO

By: /s/ Ileana González
Name:
Title:

EVERTEC, INC

By: /s/ Felix M. Villamil
Name:
Title:

[Signature Page to Amended and Restated ISO Agreement]